  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  FEBRUARY 19, 1998
                                                           REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             _____________________

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             _____________________

                       SUNBURST HOSPITALITY CORPORATION
             (Exact name of registrant as specified in its charter)

                             _____________________

               DELAWARE                                    7011                                52-1985619
     (State or other jurisdiction of            (Primary Standard Industrial                (I.R.S. Employer
     incorporation or organization)              Classification Code Number)               Identification No.)

                             _____________________

                                                          JAMES A. MACCUTCHEON
     10770 COLUMBIA PIKE                                   10770 COLUMBIA PIKE
     SILVER SPRING, MD 20901                             SILVER SPRING, MD 20901
         (301) 979-5000                                       (301) 979-5000

   (Address, including zip area code, and telephone number,              (Name, address, including zip code, and telephone number,

including area code, of registrant's principal executive offices)                including area code, of agent for service)

                             _____________________

                                  Copies to:

                            SCOTT C. HERLIHY, ESQ.
                               LATHAM & WATKINS
                  1001 PENNSYLVANIA AVENUE, N.W., SUITE 1300
                            WASHINGTON, D.C.  20004
                                (202) 637-2200

                             ____________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement; as determined by the Registrant.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                             ____________________

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                      AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING     AMOUNT OF
            SECURITIES TO BE REGISTERED                    REGISTERED            UNIT(1)          PRICE(1)(2)      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock $.01 par value per share of
  Sunburst Hospitality Corporation (the "Company")
------------------------------------------------------------------------------------------------------------------------------------
Debt Securities of  the Company (3)
------------------------------------------------------------------------------------------------------------------------------------
Preferred Stock $.01 par value per share of the Company
------------------------------------------------------------------------------------------------------------------------------------
Warrants of the Company
------------------------------------------------------------------------------------------------------------------------------------
Subscription Rights                                              (4)                                   (4)
====================================================================================================================================
     Total                                                 $250,000,000(4)       100%            $250,000,000(4)        $73,750
====================================================================================================================================

  (1) The proposed maximum offering price per unit will be determined form time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

  (2) Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) under the Securities Act.

  (3) If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $250,000.000.

  (4) Rights evidencing the right to purchase Debt Securities, Common Stock, Preferred Stock or Warrants.

  (5) In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $250,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. The aggregate amount of Common Stock of the Company registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The securities registered hereunder may be sold separately or as units with other securities registered hereby.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+  Information contained herein is subject to completion or amendment. A       +
+ registration statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor +
+ may offers to buy be accepted prior to the time the registration statement + + becomes effective. This prospectus shall not constitute an offer to sell or + + the solicitation of an offer to buy nor shall there be any sale of these +
+  securities in any State in which such offer, solicitation or sale would be  +
+  unlawful prior to registration or qualification under the securities laws   +
+  of any such State.                                                          +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED FEBRUARY 19, 1998
PROSPECTUS
                                 $250,000,000
                       SUNBURST HOSPITALITY CORPORATION
                       DEBT SECURITIES, PREFERRED STOCK,
                COMMON STOCK, WARRANTS, AND SUBSCRIPTION RIGHTS

                             _____________________

     Sunburst Hospitality Corporation, a Delaware corporation ("Sunburst" or the "Company"), directly or through agents, dealers, or underwriters designated from time to time, may offer, issue and sell, (i) debt securities of the Company consisting of debentures, notes or other evidences of indebtedness (the "Debt Securities"), (ii) shares of common stock of the Company, par value $.01 per share (the "Common Stock"), (iii) shares of preferred stock of the Company, par value $.01 per share (the "Preferred Stock") and (iv) warrants to purchase Common Stock, Preferred Stock or Debt Securities (the "Warrants"), with an aggregate public offering price of up to $250,000,000. The Debt Securities may be issued as exchangeable and/or Convertible Debt Securities, exchangeable for or convertible into shares of Common Stock or Preferred Stock. The Preferred Stock may be issued as exchangeable and/or convertible Preferred Stock, exchangeable for or convertible into Debt Securities or shares of Common Stock. The Debt Securities, the Common Stock, the Preferred Stock and the Warrants may be offered, separately or together, in one or more separate classes or series and in amounts, at prices and on terms to be determined at the time of offering and to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"). Additionally, the Company may issue (any such issuance, a "Rights Offering") to its stockholders rights ("Rights") to subscribe for Preferred Stock, Common Stock or Warrants to purchase Preferred Stock or Common Stock. (The Debt Securities, the Common Stock, the Preferred Securities and the Rights, together the "Offered Securities").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, designated currency (or currency unit), purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), terms (if any) of the subordination, redemption or conversion thereof, and any other specific terms of the Debt Securities, (ii) in the case of Common Stock, the number of shares, purchase price and terms of the offering and sale thereof, (iii) in the case of Preferred Stock, the specific designation, number of shares, liquidation preference, purchase price, dividend, voting, redemption, exchange and conversion provisions and any other specific terms of the Preferred Stock, (iv) in the case of Warrants, the specific designations, number, duration, purchase price, exercise price, detachability and any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms on which and the Offered Securities for which such Warrants may be exercised, and (v) in the case of any Rights Offering, the designations, number, exercise price and duration, transferability, any overscription privilege and any other terms in connection with the distribution of the Rights, as well as the terms on which and the securities for which such Rights may be exercised.

     The Company's Common Stock is traded on The New York Stock Exchange (the "NYSE") under the symbol "SNB." Any Common Stock sold pursuant to a Prospectus Supplement may be listed on the NYSE. On February 18, 1998, the last reported sales price of the Common Stock on the NYSE was $9 per share. The Company has not determined whether any of the other Offered Securities will be listed on the NYSE. If the Company decides to seek listing of any such Offered Securities, the Prospectus Supplement relating thereto will disclose such exchange or market. The applicable Prospectus Supplement will also contain information, where applicable, about certain material United States Federal income tax considerations relating to the Offered Securities covered by such Prospectus Supplement.

                             _____________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             _____________________

     The Offered Securities may be offered directly to the Company's stockholders (in the case of Rights) or to purchasers, to or through agents, underwriters or dealers, as designated from time to time, or through a combination of such methods, each as set forth in the applicable Prospectus Supplement. The Company reserves the sole right to accept, and together with its agents, from time to time, to reject in whole or in part any proposed purchase of Offered Securities to be made directly or through agents. Certain terms of the offering and sale of the Offered Securities, including, where applicable, the names of any underwriters, dealers, or agents, any applicable commission, discounts and other items constituting compensation of such underwriters, dealers or agents, and the proceeds to the Company from such sale will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers and agents.

     No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of the Offered Securities.

               THE DATE OF THIS PROSPECTUS IS FEBRUARY __, 1998.

       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND THEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY OFFERED SECURITIES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR IN ANY PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR OF SUCH PROSPECTUS SUPPLEMENT.

       IN CONNECTION WITH THE OFFERING OF CERTAIN OFFERED SECURITIES, CERTAIN PERSONS PARTICIPATING IN SUCH OFFERING MAY EFFECT TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE EFFECT THE MARKET PRICES OF SUCH OFFERED SECURITIES OR OTHER SECURITIES OF THE COMPANY INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH AN OFFERING OF OFFERED SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET.


                             AVAILABLE INFORMATION

       The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus and any Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the Offered Securities, reference is hereby made to the Registration Statement, including the exhibits and schedules filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete, and in each instance, reference is made to the copy of such document so filed, each such statement being qualified in its entirety by such reference.

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits thereto, as well as such reports and other information filed by the Company with the Commission, can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C., 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a site on the World Wide Web at http://www.sec.gov., which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission and certain of the Company's filings are available at such web site. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                     INFORMATION INCORPORATED BY REFERENCE

       The following documents filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference in, and shall be deemed to be a part of, this Prospectus:

       (a) Annual Report on Form 10-K for the fiscal year ended May 31, 1997 (the "Form 10-K");

       (b) Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1997 filed with the Commission on October 15, 1997;

       (c) Amended Report on Form 10-Q/A for the quarter ended August 31, 1997 filed with the Commission on October 17, 1997;

       (d) Current Report on Form 8-K filed with the Commission on October 1, 1997;

       (e) Current Report on Form 8-K filed with the Commission on October 29, 1997;

       (f) Current Report on Form 8-K filed with the Commission on December 17, 1997.

       (g) Quarterly Report on Form 10-Q for the quarterly period ended November 30, 1997 filed with the Commission on January 14, 1998;

       (h) Amended Report on Form 10-Q/A for the quarter ended November 30, 1997 filed with the Commission on February 12, 1998.

       (i) Current Report on Form 8-K filed with the Commission on February 12, 1998.

       (j) Description of the Company's Common Stock included in a Registration Statement on Form 10 filed with the Commission on October 10, 1996;

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Offered Securities to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in this Prospectus or in any Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any Prospectus Supplement to the extent that a statement contained herein or in any Prospectus Supplement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

       The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon request, a copy of any of the foregoing documents (other than exhibits incorporated by reference into such document). Requests for documents should be submitted to the Corporate Secretary, Sunburst Hospitality Corporation, 10770 Columbia Pike, Silver Spring, MD 20901. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

       This Prospectus, including the documents that are incorporated herein by reference, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements relate to, among other things, capital expenditures, cost reduction, cash flow and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "projects," "management believes," "the Company believes," "the Company intends" and similar words or phrases. Such statements are subject to inherent uncertainties and risks, that could cause the actual results, performance or achievements of the Company, including among others: general business and economic conditions in the Company's operating regions; pricing pressures and other competitive factors; the Company's substantial leverage, the Company's plans to realize cash proceeds through leveraging its remaining assets and its plans to make selected strategic investments and acquisitions and develop new hotels. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                  THE COMPANY

     Sunburst is a leading national hotel company with a portfolio of 76 hotels containing 10,859 rooms located in 25 states as of November 30, 1997. Each hotel is operated by the Company pursuant to a franchise agreement with Choice Hotels International, Inc. ("Choice"), under one of the Choice franchise brands (Comfort(R), Quality(R), Clarion(R), Sleep(R), Rodeway(R), Econo Lodge(R) and MainStay Suites/SM/) and Sunburst is Choice's largest franchisee. Sunburst's hotels operate in one of three principal segments of the lodging industry: extended stay, full service and limited service.

     The Company was formed under the name Choice Hotels Holdings, Inc. on June 27, 1996 as a wholly owned subsidiary of Manor Care, Inc., a Delaware corporation, in order to hold Manor Care's hotel ownership and franchising business. On November 1, 1996, Manor Care distributed to its stockholders, on a pro rata basis, all of the stock of the Company (which was re-named "Choice
--- ----
Hotels International, Inc.) (the "Company Spin-off"). At the time of the Company Spin-off, Choice was a wholly owned subsidiary of the Company under the name "Choice Hotels Franchising, Inc." As a subsidiary of the Company, Choice conducted the hotel franchising business that it formerly conducted as a subsidiary of Manor Care.

     On October 15, 1997, the Company distributed to its stockholders, on a pro
                                                                            ---
rata basis, all of the stock of Choice (the "Choice Spin-off"). At the time of
----
the Choice Spin-off, the Company changed its name to "Sunburst Hospitality Corporation" and Choice changed its name to "Choice Hotels International, Inc." Choice currently operates its hotel franchising business as a separate corporation.

     The Company's principal executive offices are located at 10770 Columbia Pike, Silver Spring, MD 20901, and its telephone number is (301) 979-5000.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company anticipates that any net proceeds from the sale of Offered Securities will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, acquisitions and the repayment, refinancing or repurchase of the Company's indebtedness or capital stock, including the Company's outstanding long-term debt securities. The factors which the Company will consider in any refinancing will include the amount and characteristics of any Offered Securities issued and may include, among others, the impact of such refinancing on the Company's liquidity, debt-to-capital ratio and earnings per share. When a particular series of Offered Securities is offered, the Prospectus Supplement relating thereto will set forth the Company's intended use for the net proceeds received from the sale of such Offered Securities. Pending the application of the net proceeds, the Company expects to invest such proceeds in short-term, interest-bearing instruments or other investment-grade debt securities or to reduce indebtedness under the Company's bank credit agreement.

                                  RISK FACTORS

     CERTAIN OF THE OFFERED SECURITIES TO BE OFFERED HEREBY THEMSELVES MAY INVOLVE A HIGH DEGREE OF RISK. SUCH RISKS WILL BE SET FORTH IN THE PROSPECTUS SUPPLEMENT RELATING TO SUCH OFFERED SECURITIES.

                         RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the Company's ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated.

                                                          SIX MONTHS
                                                      ENDED NOVEMBER 30,            FISCAL YEAR
                                                                           -----------------------------
                                                      1997        1996       1997      1996       1995
                                                    --------    --------   -------   --------   --------
                                                               (in thousands except ratio data)
Ratio of earnings to combined fixed charges
 and preferred stock dividends (a)............         1.9         2.3        1.7        --        --
Deficiency of earnings to combined fixed
 charges and preferred stock dividends (b)....          --          --         --    $ 21,874    $ 780

________________
(a) The ratio of earnings to fixed charges is computed by dividing income from continuing operations before income taxes and fixed charges by total fixed charges. Fixed charges represent interest expense (including capitalized interest), the amortization of debt issuance costs and the portion of rental expense which represents interest.

(b) The deficiency of earnings to fixed charges in fiscal year 1996 is the result of a $24.5 million provision for asset impairment. The ratio of earnings to fixed charges for fiscal year 1996 excluding the impact of the provision for asset impairment is 1.2. The deficiency of earnings to fixed charges in fiscal year 1995 is largely the result of depreciation and amortization of $6.0 million.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of "earnings" to fixed charges of the Company for the periods indicated.

                                                          SIX MONTHS
                                                      ENDED NOVEMBER 30,             FISCAL YEAR
                                                                          -------------------------------
                                                       1997       1996      1997        1996       1995
                                                     --------   -------   --------    --------   --------
                                                               (in thousands except ratio data)
Ratio of earnings to fixed charges (a)........          1.9        2.3       1.7          --        --
Deficiency of earnings to fixed charges (b)...           --         --        --      $ 21,874     $ 780

___________
(a) The ratio of earnings to fixed charges is computed by dividing income from continuing operations before income taxes and fixed charges by total fixed charges. Fixed charges represent interest expense (including capitalized interest), the amortization of debt issuance costs and the portion of rental expense which represents interest.

(b) The deficiency of earnings to fixed charges in fiscal year 1996 is the result of a $24.5 million provision for asset impairment. The ratio of earnings to fixed charges for fiscal year 1996 excluding the impact of the provision for asset impairment is 1.2. The deficiency of earnings to fixed charges in fiscal year 1995 is largely the result of depreciation and amortization of $6.0 million.


                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities offered hereby are to be issued under an indenture (the "Indenture") to be executed by the Company and a trustee to be identified in the applicable Prospectus Supplement, as Trustee (the "Trustee"). The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA") as in effect on the date of the Indenture. The Debt Securities will be subject to all such terms, and potential purchasers of the Debt Securities are referred to the Indenture and the TIA for a statement thereof. A copy of the form of Indenture has been filed as an exhibit to the Registration Statement. Section references used in this Prospectus refer to sections of the Indenture.

     The Company may offer under this Prospectus up to $250,000,000 aggregate principal amount of Debt Securities, or if Debt Securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $250,000,000. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will represent direct, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company.

     The following statements relating to the Debt Securities and the Indenture are summaries and do not purport to be complete. Such summaries may make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. Certain other specific terms of any series of Debt Securities will be described in the applicable Prospectus Supplement.
To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

     The terms of each series of Debt Securities will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. (Indenture sec. 2.2) The particular terms of each series of Debt Securities will be described in a Prospectus Supplement relating to such series (including any pricing supplement thereto).

     The Debt Securities that may be offered under the Indenture are not limited in aggregate principal amount. The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. The Prospectus Supplement (including any pricing supplement thereto) will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities in respect of which this Prospectus is delivered: (1) the title of such Debt Securities; (2) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (3) any limit on the aggregate principal amount of such Debt Securities; (4) the date or dates on which principal on such Debt Securities will be payable; (5) the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which such Debt Securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date; (6) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase the Debt Securities, in whole or in part, pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof; (9) the dates, if any, on which and the price or prices at which the Debt Securities will be repurchased by the Company at the option of the Holders thereof and other detailed terms and provisions of such repurchase obligations; (10) the denominations in which such Debt Securities may be issuable, if other than denominations of $1,000 and any integral multiple thereof; (11) whether the Debt Securities are to be issuable in the form of Certificated Debt Securities (as defined below) or Global Debt Securities (as defined below); (12) the portion of principal amount of such Debt Securities that shall be payable upon declaration of acceleration of the maturity date thereof, if other than the principal amount thereof; (13) the currency of denomination of such Debt Securities; (14) the designation of the currency, currencies or currency units in which payment of principal of, premium, if any, and interest, if any, on such Debt Securities will be made; (15) if payments of principal of, premium, if any, or interest, if any, on the Debt Securities are to be made in one or more currencies or currency units other than that or those in which such Debt Securities are denominated, the manner in which the exchange rate with respect to such payments will be determined; (16) the manner in which the amounts of payment of principal of, premium, if any, or interest, if any, on such Debt Securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which the Debt Securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index; (17) the provisions, if any, relating to any security provided for such Debt Securities; (18) any addition to or change in the Events of Default described herein or in the Indenture with respect to such Debt Securities; (19) any addition to or change in the covenants described herein or in the Indenture with respect to such Debt Securities and any change in the acceleration provisions described herein or in the Indenture with respect to such Debt Securities; (20) the terms and conditions, if any, upon which the Debt Securities shall be exchanged for or converted into Common Stock or Preferred Stock; (21) any other terms of such Debt Securities, which may modify or delete any provision of the Indenture insofar as it applies to such series; (22) any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the Debt Securities; and (23) whether such Debt Securities rank as senior subordinated Debt Securities or subordinated Debt Securities or any combination thereof; (Indenture sec. 2.2)

     Debt Securities may be issued that provide for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture ("Discount Debt Securities"). Federal income tax considerations and other special considerations applicable to any such Discount Debt Securities will be described in the applicable Prospectus Supplement.

     Debt Securities may be issued in bearer form, with or without coupons. Federal income tax considerations and other special considerations applicable to bearer securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest, if any, on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

EXCHANGE AND/OR CONVERSION RIGHTS

     The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock or Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

TRANSFER AND EXCHANGE

     Each Debt Security will be represented by either one or more global securities (a "Global Debt Security") registered in the name of The Depository Trust Company, as Depositary (the "Depositary") or a nominee of the Depositary (each such Debt Security represented by a Global Debt Security being herein referred to as a "Book-Entry Debt Security"), or a certificate issued in definitive registered form (a "Certificated Debt Security"), as set forth in the applicable Prospectus Supplement. Except as set forth under "-- Global Debt Securities and Book-Entry System" below, Book-Entry Debt Securities will not be issuable in certificated form.

     CERTIFICATED DEBT SECURITIES. Certificated Debt Securities may be transferred or exchanged at the Trustee's office or paying agencies in accordance with the terms of the Indenture. No service charge will be made for any transfer or exchange of Certificated Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The transfer of Certificated Debt Securities and the right to receive the principal of, premium, if any, and interest, if any, on such Certificated Debt Securities may be effected only by surrender of the certificate representing such Certificated Debt Securities and either reissuance by the Company or the Trustee of such certificate to the new holder or the issuance by the Company or the Trustee of a new certificate to the new Holder.

     GLOBAL DEBT SECURITIES AND BOOK-ENTRY SYSTEM. Each Global Debt Security representing Book-Entry Debt Securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Except as set forth below, Book-Entry Debt Securities will not be exchangeable for Certificated Debt Securities and will not otherwise be issuable as Certificated Debt Securities.

     The procedures that the Depositary has indicated it intends to follow with respect to Book-Entry Debt Securities are set forth below.

     Ownership of beneficial interests in Book-Entry Debt Securities will be limited to persons that have accounts with the Depositary for the related Global Debt Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Debt Security, the Depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Book-Entry Debt Securities. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related Global Debt Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in Book-Entry Debt Securities.

     So long as the Depositary for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as set forth below, beneficial owners of Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each person beneficially owning Book-Entry Debt Securities must rely on the procedures of the Depositary for the related Global Debt Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

     The Company understands, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a Global Debt Security to exercise certain rights of Holders of Debt Securities, and the Indenture provides that the Company, the Trustee and their respective agents will treat as the Holder of a Debt Security the persons specified in a written statement of the Depositary with respect to such Global Debt Security for purposes of obtaining any consents or directions required to be given by Holders of the Debt Securities pursuant to the Indenture. (Indenture sec. 2.14.6)

     Payments of principal of, premium, if any, and interest on Book-Entry Debt Securities will be made to the Depositary or its nominee, as the case may be, as the registered holder of the related Global Debt Security. (Indenture sec. 2.14.5) None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary, upon receipt of any payment of principal of, premium, if any, or interest, if any, on a Global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of Book-Entry Debt Securities held by each such participant as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in Book-Entry Debt Securities held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue Certificated Debt Securities in exchange for each Global Debt Security. In addition, the Company may at any time and in its sole discretion determine not to have the Book-Entry Debt Securities of any series represented by one or more Global Debt Securities and, in such event, will issue Certificated Debt Securities in exchange for the Global Debt Securities of such series. Global Debt Securities will also be exchangeable by the Holders for Certificated Debt Securities if an Event of Default with respect to the Book Entry Debt Securities represented by such Global Debt Securities has occurred and is continuing. Any Certificated Debt Securities issued in exchange for a Global Debt Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of Book-Entry Debt Securities relating to such Global Debt Security.

     The foregoing information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

     Unless otherwise set forth in the Prospectus Supplement, there are no covenants or other provisions in the Indenture providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

COVENANTS

     Unless otherwise indicated in this Prospectus or a Prospectus Supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict the Company's business or operations, the pledging of the Company's assets or the incurrence of indebtedness of the Company.

     The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities. Other than the covenants of the Company included in the Indenture as described above or as described in the applicable Prospectus Supplement, there are no covenants or other provisions in the Indenture providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, any Person (a "successor Person") unless (i) the Company is the surviving corporation or the successor Person (if other than the Company) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes the Company's obligations on the Debt

Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the Indenture and (iii) certain other conditions are met. (Indenture sec. 5.1)

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable Prospectus Supplement, the following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) default in the payment of any interest upon any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Company with the Trustee or with a paying agent prior to the expiration of such period of 30 days); (b) default in the payment of principal of or premium, if any, on any Debt Security of that series when due and payable, at maturity, upon redemption or otherwise; (c) default in the deposit of any sinking fund payment, when and as due in respect of any Debt Security of that series; (d) default in the performance or breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization with respect to the Company; and (f) any other Event of Default provided with respect to Debt Securities of that series that is described in the Prospectus Supplement accompanying this Prospectus. No Event of Default with respect to a particular series of Debt Securities (except as to certain events in bankruptcy, insolvency or reorganization with respect to the Company) necessarily constitutes an Event of Default with respect to any other series of Debt Securities. (Indenture sec. 6.1). The occurrence of an Event of Default may constitute an event of default under the Company's bank credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the Indenture may constitute an event of default under certain other indebtedness of the Company outstanding from time to time.

     If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the Trustee if given by the Holders), declare to be due and payable immediately the principal (or, if the Debt Securities of that series are Discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all Debt Securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding Debt Securities shall ipso facto become and be immediately due and
                                  ---- -----
payable without any declaration or other act on the part of the Trustee or any Holder of outstanding Debt Securities. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of that series may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to Debt Securities of that series, have been cured or waived as provided in the Indenture. (Indenture sec. 6.2) For information as to waiver of defaults see the discussion set forth below under "- Modification and Waiver."

     The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of outstanding Debt Securities, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. (Indenture sec. 7.1(e)) Subject to certain rights of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Indenture sec. 6.12)

     No Holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of at least 25% in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indenture sec. 6.7) Notwithstanding the foregoing, the Holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Indenture sec. 6.8)

     The Indenture requires the Company, within 120 days after the end of each of its fiscal years, to furnish to the Trustee a statement as to compliance with the Indenture. (Indenture sec. 4.3) The Indenture provides that the Trustee may withhold notice to the Holders of Debt Securities of any series of any Default or Event of Default (except in payment on any Debt Securities of such series) with respect to Debt Securities of such series if it in good faith determines that withholding such notice is in the interest of the Holders of such Debt Securities. (Indenture sec. 7.5)

MODIFICATION AND WAIVER

     Modifications to, and amendments of, the Indenture may be made by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of each series affected by such modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby: (a) reduce the amount of Debt Securities whose Holders must consent to an amendment or waiver; (b) reduce the rate of or extend the time for payment of interest (including default interest) on any Debt Security; (c) reduce the principal of or premium, if any, on or change the fixed maturity of any Debt Security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of Debt Securities; (d) reduce the principal amount of Discount Debt Securities payable upon acceleration of the maturity thereof; (e) waive a Default or an Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security (except a rescission of acceleration of the Debt Securities of any series by the Holders of at least a majority in aggregate principal amount of the then outstanding Debt Securities of such series and a waiver of the payment default that resulted from such acceleration); (f) make the principal of or premium, if any, or interest, if any, on any Debt Security payable in currency other than that stated in the Debt Security; (g) make any change to certain provisions of the Indenture relating to, among other things, the right of Holders of Debt Securities to receive payment of the principal of, premium, if any, and interest, if any, on such Debt Securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or (h) waive a redemption payment with respect to any Debt Security. (Indenture sec. 9.3) The Company and the Trustee may amend the Indenture of the Debt Securities without notice to or consent of any holder of a Debt Security; (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the Indenture's provisions regarding successor corporations; (iii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA; (iv) to provide for Global Debt Securities in addition to or in place of Certificated Debt Securities; (v) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities; provided however, that any such addition, change or elimination (A) shall neither (i) apply to any Debt Security of any series created prior to the execution of such amendment and entitled to the benefit of such provision, nor (2) modify the rights of a holder of any such Debt Security with respect to such provision, or (B) shall become effective only when there is no outstanding Debt Security of any series created prior to such amendment and entitled to the benefit of such provisions; (vi) to make any change that does not adversely affect in any material respect the interest of any holder; or
(vii) to establish additional series of Debt Securities as permitted by the Indenture.

     The Holders of at least a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with provisions of the Indenture other than certain specified provisions. (Indenture sec. 9.2) The Holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or any interest, if any, on any Debt Security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected; provided, however, that the Holders of a majority in principal amount of the outstanding Debt Securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. (Indenture sec. 6.13)

DEFEASANCE OF SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

     LEGAL DEFEASANCE. The Indenture provides that, unless otherwise provided by the terms of the applicable series of Debt Securities, the Company may be discharged from any and all Obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) upon the deposit with the Trustee, in trust, of money and/or U.S. Government obligations or, in the case of Debt Securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations (as defined below), that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things, the Company shall have delivered to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Indenture sec. 8.3)

     DEFEASANCE OF CERTAIN COVENANTS. The Indenture provides that, unless otherwise provided by the terms of the applicable series of Debt Securities, upon compliance with certain conditions, (i) the Company may omit to comply with the covenants described above under "--Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the Indenture, as well as any additional restrictive covenants, or other provisions which may be set forth in the applicable Prospectus Supplement, and any omission to comply with such covenants will not constitute a Default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance"). The conditions include: the deposit with the Trustee of money and/or U.S. Government Obligations or, in the case of Debt Securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities; and the delivery to the Trustee of an opinion of counsel to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred. (Indenture sec. 8.4)

     COVENANT DEFEASANCE AND EVENTS OF DEFAULT. In the event the Company exercises its option to effect covenant defeasance with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

     "Foreign Government Obligations" means, with respect to Debt Securities of any series that are denominated in a currency other than U.S. Dollars, (i) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by or acting as an agency or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which, in either case under clauses (i) or (ii), are not callable or redeemable at the option of the issuer thereof.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Indenture sec. 10.10).

REGARDING THE TRUSTEE

     The Trustee with respect to any series of Debt Securities will be identified in the Prospectus Supplement relating to such Debt Securities. The Indenture and the provision of the TIA incorporated by reference therein contain certain limitation on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The Trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transaction with the Company and its affiliates, provided, however, that if it acquires any conflicting interest (as defined in the TIA), it must eliminate such conflict or resign.

     The holders of a majority in principal amount of the then outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The TIA and the Indenture provide that in the case an Event of Default shall occur (and be continuing), the Trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities issued thereunder, unless they have offered to the Trustee indemnity satisfactory to it.

                         DESCRIPTION OF PREFERRED STOCK

     Under the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), shares of Preferred Stock may be issued from time to time, in one or more classes or series, as authorized by the Board of Directors, generally without the approval of the stockholders. Prior to issuance of shares of each series, the Board of Directors is required by the General Corporation Law of the State of Delaware (the "DGCL") and the Certificate of Incorporation to adopt resolutions and file a Certificate of Designation (the "Certificate of Designation") with the Secretary of State of the State of Delaware, fixing for each such class or series the designation, powers, preferences and rights of the shares of such class or series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by the DGCL. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interest or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

     Subject to limitations prescribed by the DGCL, the Certificate of Incorporation and the Amended and Restated Bylaws of the Company (the "Bylaws"), the Board of Directors is authorized to fix the number of shares constituting each class or series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock offered hereby will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     Reference is made to the Prospectus Supplement relating to the class or series of Preferred Stock being offered for the specific terms thereof, including:

          (1)  The title and stated value of such Preferred Stock;

          (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the purchase price of such Preferred Stock;

          (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) Whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

          (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6)  The provisions for a sinking fund, if any, for such Preferred
Stock;

          (7) The provisions for redemption, if applicable, of such Preferred Stock;

          (8) Any listing of such Preferred Stock on any securities exchange or market;

          (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof) and conversion period;

          (10) The terms and conditions, if applicable, upon which Preferred Stock will be exchangeable into Debt Securities of the Company, including the exchange price (or manner of calculation thereof) and exchange period);

          (11) Voting rights, if any, of such Preferred Stock;

          (12) Whether interests in such Preferred Stock will be represented by depositary shares;

          (13) A discussion of any material and/or special United States federal income tax considerations applicable to such Preferred Stock;

          (14) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (15) Any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

          (16) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

                          DESCRIPTION OF COMMON STOCK

     The Company's authorized common stock consists of 60,000,000 shares which are designated as Common Stock, par value, $.01 per share ("Common Stock"), 19,956,912 shares of which were issued and outstanding as of February 4, 1998. Holders of Common Stock are entitled to receive, subject to preferences that may be applicable from time to time with respect to any outstanding preferred stock, such dividends as are declared by the Company's Board of Directors, one vote for each share at all meetings of stockholders, and, subject to preferences that may be applicable from time to time with respect to any outstanding preferred stock, the remaining assets of the Company upon liquidation, dissolution or winding up of the Company. The Company may issue additional shares of common stock without further stockholder approval, up to the maximum authorized number of shares, except as may be otherwise required by applicable law or stock exchange regulations. The dividend policy of the Company is determined by its Board of Directors. The terms of the Company's current credit facility restrict the ability of the Company to pay dividends.

     Shares of common stock may be issued from time to time in one or more classes or series. With respect to the issuance of common shares of any class or series, the Company's Board of Directors is authorized to determine, without any further action by the holders of Common Stock, among other things, the dividend rights, dividend rate, conversion rights, voting rights and rights and terms of redemption, as well as the number of shares constituting such class or series. Should the Company's Board of Directors elect to exercise its authority, the rights and privileges of holders of Common Stock could be made subject to rights and privileges of any other series of Common Stock. The Company has no present plans to issue any common stock of a class or series other than Common Stock.

     Holders of shares of Common Stock have no preemptive or other similar rights. The shares of Common Stock are not subject to redemption or a sinking fund.

     Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change of control of the Company and may maintain the incumbency of the Board of Directors and management. The authorization of 5,000,000 shares of preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of the Company. In addition, the Certificate of Incorporation provides for three classes of directors serving for staggered three-year terms. Under the DGCL, subject to certain inapplicable exceptions, directors on a classified board may only be removed by shareholders for cause. This provision could also impede the success of any attempt to effect a change of control of the Company.

     The Company has expressly elected not to be subject to Section 203 ("Section 203") of the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, subject to certain exceptions.

                            DESCRIPTION OF WARRANTS

     The Company may issue warrants to purchase Debt Securities (the "Debt Warrants"), Preferred Stock (the "Preferred Stock Warrants") or Common Stock (the "Common Stock Warrants" and, collectively with the Debt Warrants and the Preferred Stock Warrants, the "Warrants"). Warrants may be issued independently or together with any Offered Securities and may be attached to or separate from such Offered Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered pursuant thereto.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and Debt Warrant certificates representing such Debt Warrants, including the following:

     (1)  the title for such Debt Warrants;

     (2)  the aggregate number of such Debt Warrants;

     (3)  the price or prices at which such Debt Warrants will be issued;

     (4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants;

     (5) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such security;

     (6) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable;

     (7) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which such principal amount of Debt Securities may be purchased upon such exercise;

     (8)  the date on which such right shall expire;

     (9) the maximum or minimum number of such Debt Warrants which may be exercised at any time;

     (10) a discussion of the material United States federal income tax considerations applicable to the exercise of such Debt Warrants; and

     (11) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

     Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the securities purchasable upon such exercise.

OTHER WARRANTS

     The applicable Prospectus Supplement will describe the following terms of Preferred Stock Warrants or Common Stock Warrants in respect of which this Prospectus is being delivered:

     (1)  the title of such Warrants;

     (2)  the securities for which such Warrants are exercisable;

     (3)  the price or prices at which such Warrants will be issued;

     (4) the number of such Warrants issued with each share of Preferred Stock or Common Stock;

     (5) any provisions for adjustment of the number or amount of shares of Preferred Stock or Common Stock receivable upon exercise of such Warrants or the exercise price of such Warrants;

     (6) if applicable, the date on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable;

     (7) if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of such Warrants;

     (8) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants;

     (9) the date on which the right to exercise such Warrants shall commence, and the date on which such right shall expire; and

     (10) the maximum or minimum number of such Warrants which may be exercised at any time.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount of Debt Securities or shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

     Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities or shares of Preferred Stock or Common Stock purchasable upon such exercise. If less than all of the Warrants represented by such Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining Warrants.

                             DESCRIPTION OF RIGHTS

     The Company may issue to its stockholders Rights to purchase Preferred Stock (the "Preferred Stock Rights"), Common Stock (the "Common Stock Rights") or Warrants to purchase Preferred Stock or Common Stock (the "Warrant Rights" and, collectively with the Preferred Stock Rights and the Common Stock Rights, the "Rights"). Rights may be issued independently or together with any other Offered Security and may or may not be transferable by the stockholder receiving the Rights in the Rights Offering. In connection with any Rights Offering, the Company may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriter will purchase any Offered Securities remaining unsubscribed for after the Rights Offering. Certificates evidencing the Rights and a Prospectus Supplement relating to the Rights Offering will be distributed to the Company's stockholders on the record date for receiving Rights in such Rights Offering set by the Company.

     The applicable Prospectus Supplement will describe the following terms of Rights in respect of which this Prospectus is being delivered:

     (1)  the title of such Rights;

     (2)  the securities for which such Rights are exercisable;

     (3)  the exercise price for such Rights;

     (4)  the number of such Rights issued to each stockholder;

     (5)  the extent to which such Rights are transferable;

     (6) if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such Rights;

     (7) any other terms of such Rights, including terms, procedures and limitations relating to the exchange and exercise of such Rights;

     (8) the date on which the right to exercise such Rights shall commence, and the date on which such right shall expire.

     (9) the extent to which such Rights includes an over-subscription privilege with respect to unsubscribed securities.

     (10) if applicable, the material terms of any standby underwriting arrangement entered into by the Company in connection with the Rights Offering.

EXERCISE OF RIGHTS

     Each Right will entitle the holder of Rights to purchase for cash such principal amount of shares of Preferred Stock, Common Stock, Common Stock Warrants or Preferred Stock Warrants, or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Rights offered thereby. Rights may be exercised at any time up to the close of business on the expiration date for such Rights set forth in the Prospectus Supplement. After the close of business on the expiration date, all unexercised Rights will become void.

     Rights may be exercised as set forth in the Prospectus Supplement relating to the Rights offered thereby. Upon receipt of payment and the Rights certificate properly completed and duly executed at the corporate trust office of the Rights Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the shares of Preferred Stock or Common Stock, Common Stock Warrants or Preferred Stock Warrants purchasable upon such exercise. In the event that not all of the Rights issued in any Rights Offering are exercised, the Company may determine to offer any unsubscribed Offered Securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, (including pursuant to standby underwriting arrangements), as set forth in the applicable Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) through dealers; (iv) through underwriters; (v) directly to the Company's stockholders (in the case of Rights); or (vi) through a combination of any such methods of sale.

     The distribution of the Offered Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

     Offers to purchase Offered Securities may be solicited directly by the Company. Offers to purchase Offered Securities may also be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth in the Prospectus Supplement.

     If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale.

     If an underwriter is, or underwriters are, utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the Prospectus Supplement, which will be used by the underwriter to make resales of the Offered Securities in respect of which this Prospectus is delivered to the public. In connection with the sale of Offered Securities, such underwriter may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agents. Underwriters may also sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commission from the purchasers for whom they may act as agents. Any underwriting compensation paid by the Company to underwriters in connection with the offering of Offered Securities, and any discounts, concessions or commission allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement.

     Pursuant to any standby underwriting agreement entered into in connection with a Rights Offering, persons acting as standby underwriters may receive a commitment fee for all securities underlying the Rights that the underwriter commits to purchase on a standby basis. Additionally, prior to the expiration date with respect to any Rights, any standby underwriters in a Rights Offering may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of Rights, at prices set from time to time by the standby underwriters. After the expiration date with respect to such Rights, the underwriters may offer securities of the type underlying the Rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the Rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commission paid by the Company. In the event that the Company does not enter into a standby underwriting arrangement in connection with a Rights Offering, the Company may elect to retain a dealer-manager to manage the Rights Offering for the Company. Any such dealer-manager may offer securities of the type underlying the Rights acquired or to be acquired pursuant to the purchase and exercise of Rights and may thus realize profits or losses independent of any dealer-manager fee paid by the Company.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase Offered Securities pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any such contract will not be subject to any conditions except that (a) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the Offered Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts. The Prospectus Supplement relating to such contracts, the commission payable for solicitation of such contracts and the date or dates in the future for delivery of Offered Securities pursuant to such contracts.

     Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the Common Stock in connection with an offering of Common Stock, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the Debt Securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the Debt Securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

     The anticipated date of delivery of Offered Securities will be set forth in the applicable Prospectus Supplement relating to each offer.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Latham & Watkins, Washington, D.C. If the Offered Securities are distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements and related schedule of the Company for the fiscal years ended May 31, 1997, 1996 and 1995 included in the Company's Form 10-K and the Company's Form 8-K dated February 12, 1998 and incorporated by reference in this Prospectus and related registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY AND THEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY OFFERED SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE HEREIN OR IN ANY PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR OF SUCH PROSPECTUS SUPPLEMENT OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.


                               TABLE OF CONTENTS

                                                           Page
                                                           ----
Available Information....................................  (ii)
Information Incorporated by Reference....................  (ii)
Disclosure Regarding Forward-Looking
Statements...............................................  (iii)
The Company..............................................   1
Use of Proceeds..........................................   1
Risk Factors.............................................   1
Ratio of Earnings to Fixed Charges.......................   1
Description of Debt Securities...........................   2
Description of Preferred Stock...........................   9
Description of Common Stock..............................   10
Description of Warrants..................................   11
Description of Rights....................................   13
Plan of Distribution.....................................   14
Legal Matters............................................   15
Experts..................................................   15

                                $ 250,000,000


                             SUNBURST HOSPITALITY
                                  CORPORATION



                       Debt Securities, Preferred Stock
                                 Common Stock,
                       Warrants and Subscription Rights



                                 ____________

                                  PROSPECTUS
                                 ____________



                               February __, 1998

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an estimate of the fees and expenses, other than underwriting discounts and commissions, payable or reimbursable by the Company in connection with the distribution of the Offered Securities:

       SEC Registration Fee..................................   $ 73,750
       Rating Agency Fees....................................    100,000
       Legal Fees and Expenses...............................    300,000
       Accounting Fees and Expenses..........................    200,000
       Printing Expenses.....................................    500,000
       Trustee/Issuing & Paying Agent Fees and Expenses......     25,000
       Miscellaneous.........................................    100,000
                                                               ----------
            Total............................................  $1,298,750
                                                               ==========

  ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to authority conferred by Delaware General Corporation Law Section 102, the Sunburst Restated Certificate of Incorporation, as amended by the Certificate of Amendment of October 15, 1997 (the "Sunburst Certificate") provides that no director of Sunburst shall be liable to Sunburst or its stockholders for monetary damages for breach of fiduciary duty as a director except for breach of the director's duty of loyalty to Sunburst or the stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of dividends, unlawful stock redemptions or repurchases and for any transaction from which the director derived an improper personal benefit. This provision is intended to eliminate the risk that a director might incur personal liability to Sunburst or its stockholders for breach of the duty of care. The Sunburst Certificate also provides that if Delaware law is amended to further limit the liability of directors, then the liability of a director of the Company shall be further limited to the fullest extent permitted by Delaware law as so amended.

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

     The Sunburst Certificate contains provisions requiring indemnification by Sunburst of its directors and officers to the fullest extent permitted by law. Among other things, the Sunburst Certificate provides indemnification for officers and directors against liabilities for judgments in the settlements of lawsuits and other proceedings and for the advancement and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

ITEM 16.  EXHIBITS

 EXHIBIT                          DESCRIPTION OF EXHIBIT
                                  ----------------------
   NO.
   --
   1.1*     ___ Form of Underwriting Agreement
   3.1      ___ Restated Certificate of Incorporation of Sunburst Hospitality
                Corporation and Amendment to the Certificate of Incorporation of October 15, 1997
   3.2      ___ Amended and Restated Bylaws of Sunburst Hospitality Corporation
   4.1      ___ Form of Indenture
   4.2      ___ Specimen Common Stock Certificate
   4.3*     ___ Certificate of Designation
   4.4*     ___ Form of Preferred Stock Certificate
   4.5*     ___ Form of Warrant Agreement
   4.6*     ___ Form of Warrant
   4.7*     ___ Form of Rights Certificate
   5.1      ___ Opinion of Latham & Watkins
  12.1      ___ Computation of Ratio of Earnings to Fixed Charges
  12.2      ___ Computation of Ratio of Earnings to Combined Fixed Charges and
                Preferred Stock Dividends
  23.1      ___ Consent of Latham & Watkins (included as part of their opinion listed as Exhibit 5.1)
  23.2      ___ Consent of Arthur Andersen LLP, independent public accountants
  24.1      ___ Powers of Attorney (included on signature page)
  25.1**    ___ Statement of Eligibility of Trustee on Form T-1

_______________
* To be filed by amendment or by a Current Report on Form 8-K pursuant to Regulation 5-K, Item 601(b).
**   To be filed separately pursuant to Trust Indenture Act Section 305(b)(2).

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period for any subscription rights, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing form those set forth on the cover page of the prospectus with respect to a subscription rights offering, a post-effective amendment will be filed to set forth the terms of such offering.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

     (j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Silver Spring, State of Maryland, on February 19, 1998.

                                 SUNBURST HOSPITALITY CORPORATION

                                 By: /s/ James A. MacCutcheon
                                    ----------------------------------------
                                    James A. MacCutcheon
                                    Executive Vice President and Chief Financial
                                    Officer

                              POWERS OF ATTORNEY

       Each person whose signature appears below constitutes and appoints each of James MacCutcheon and Pamela Williams as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

       PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURES                                        TITLE                                       DATE
              ----------                                        -----                                       ----
/s/ Donald J. Landry                    Vice Chairman, Director and Chief Executive Officer    February 19, 1998
--------------------
Donald J. Landry                        (principal executive officer)

/s/ James A. MacCutcheon                Executive Vice President and Chief Financial Officer   February 19, 1998
------------------------
James A. MacCutcheon                    (principal financial officer)

/s/ Charles M. Warczak, Jr.             Vice President, Accounting and Systems                 February 19, 1998
---------------------------
Charles M. Warczak, Jr.

/s/ Stewart Bainum, Jr.                 Director                                               February 19, 1998
-----------------------
Stewart Bainum, Jr.

/s/ Stewart Bainum                      Director                                               February 19, 1998
------------------
Stewart Bainum

/s/ Frederick V. Malek                  Director                                               February 19, 1998
----------------------
Frederick V. Malek

/s/ Paul A. Gould                       Director                                               February 19, 1998
-----------------
Paul A. Gould

/s/ Carole Y. Prest                     Director                                               February 19, 1998
-------------------
Carole Y. Prest

/s/ Keith B. Pitts                      Director                                               February 19, 1998
------------------
Keith B. Pitts